UNITED STATES
Securities and Exchange Commission
Washington D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )

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CLIFFS NATURAL RESOURCES INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cliffs Corporate Announcement

Message from Gary B. Halverson
Shareholder Engagement

Dear Colleague,

Earlier today, one of our shareholders, Casablanca Capital, made a filing with the Securities and Exchange Commission and issued a press release expressing its views regarding our Company.

We welcome open communications with all of our shareholders and value their input toward the collective goal shared by Cliffs’ Board and management, which is to enhance long-term shareholder value. Cliffs has held productive preliminary conversations with Casablanca Capital and looks forward to continuing the dialogue to better understand their assumptions, projections and overall views.

As part of the our goal to enhance shareholder value, over the last year, we made significant changes to strengthen the Board of Directors and management team, including the addition of four new board members and a new chairman. Since these changes were made, management has taken steps to improve its financial and operating performance across all of its businesses. Looking ahead, we expect to continue to make progress on reducing costs, strengthening our balance sheet with cash flows from operations, and taking a disciplined approach to capital spending. We will continue to evaluate the strategic fit and value creation potential of all the Company’s assets as part of that process.

As we focus on executing our strategy to improve financial and operating performance, the management team is open to constructive dialogue with all shareholders. As a result, Cliffs will continue to review and consider ideas that may create additional value.

Our focus remains on providing the world’s largest and fastest growing steel markets with world-class iron ore and coal products. The most important thing that you can do is stay focused on your day-to-day responsibilities, and continue to provide our customers with the outstanding service that they have come to expect from us. I understand you may have some further questions. For your convenience, FAQs have been developed to address your concerns. You can download the document from our intranet, OneCliffs.

As always, it is important for us to speak with one voice. Accordingly, if you receive any calls from the media, analysts or other outside parties, please forward them to Jessica Moran, Director, Investor Relations at (216) 694-6532 or Pat Persico, Director, Global Communications at (216) 694-5316, who will respond on the Company’s behalf.

Our Board and management team have great confidence in the future of Cliffs. I know that together, we can continue our strong record of achievement.

Thank you for your continued dedication and commitment to Cliffs.

Sincerely,

Gary B. Halverson
President and Chief Operating Officer

1/28/2014
Important Additional Information

Cliffs, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cliffs stockholders in connection with the matters to be considered at Cliffs’ 2014 Annual Meeting. Cliffs intends to file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Cliffs stockholders. CLIFFS STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs’ directors and executive officers in Cliffs stock, restricted stock and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with Cliffs’ 2014 Annual Meeting. Information can also be found in Cliffs’ Annual Report on Form 10-K for the year ended Dec. 31, 2012, filed with the SEC on Feb. 12, 2013. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Cliffs’ website at www.cliffsnr.com or by contacting Carolyn Cheverine, Vice President, General Counsel & Secretary at (216) 694-7605.